EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 ASR No. 333-235991 and Form S-8 333-227447) of Elanco Animal Health Incorporated and in the related Prospectus of our reports dated February 28, 2020, with respect to the consolidated and combined financial statements of Elanco Animal Health Incorporated, and the effectiveness of internal control over financial reporting of Elanco Animal Health Incorporated, included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP
Indianapolis, Indiana
February 28, 2020